PROFESSIONAL SERVICE AGREEMENT


between Delta Petroleum Corporation (referred to as the ("Company")
         555 17th Street, Suite 3310
         Denver, Colorado 80202

and      GlobeMedia AG (referred to as "GlobeMedia")
         Chamerstrasse 14
         CH-6301 Zug
         Switzerland

     WHEREAS, Delta Petroleum Corporation desires to seek representation in Germany.

     And, WHEREAS, GlobeMedia desires to enter into a professional service agreement to represent the Company in Germany and other European countries for disseminating public, shareholder and broker relations information and creating awareness of the Company in the European financial community.

     NOW THEREFORE, in consideration of the foregoing and the mutual promises, the parties hereto, intending to be legally bound, hereby agree as follows:

     1) GlobeMedia will distribute and disseminate information exclusively provided by the Company to existing and potential shareholders. In such an effort, GlobeMedia will respond to shareholders and interested party inquiries when made and where appropriate with factual information provided by the Company.

     2) GlobeMedia will provide such services for a period of one year.

     3) The Company shall promptly provide GlobeMedia with copies of all the Company's press releases and periodic reports filed with the Securities and Exchange Commission and shall keep GlobeMedia advised of all public information available about the Company and that information alone will be the source of information for dissemination to shareholders or other interested parties.

     4) The Company will send to GlobeMedia three copies of all filings made by the Company with the Securities and Exchange
Commission ("SEC"), NASD or Nasdaq Stock Market immediately upon filing.

     5) The Company's personnel will be available to representatives to GlobeMedia for periodic updates, upon reasonable notice, provided, however, that nothing contained herein shall be construed as requiring the Company to divulge or otherwise discuss any material information that has not been made available to the general public.

     6) GlobeMedia will keep the Company informed by telephone and provide a monthly written report outlining the activities of GlobeMedia on the Company's behalf and other relevant matters.

     7) GlobeMedia's remuneration for the above services outlined will be as follows:

          a) U.S. $2,000 fee per month payable within the first seven (7) days of each month.

          b) Any expenses greater than $500 such as commercial travel, newspaper ads, television spots shall be approved in advance by the Company.

     8) The parties will enter into an investment representation agreement in the form attached hereto.

     9) This is the entire agreement between the parties and supercedes all previous or existing agreements. It may only be modified in writing with the mutual consent of both parties.


On Behalf of GlobeMedia AG              On Behalf of Delta
Petroleum Corporation


By:                                     By:
Title:                                  Title:
Date:                                   Date: